[LOGO] Rayonier                                           Corporate Headquarters
       Over 70 Years of Growth

                                                                  March 28, 1997

Dear Shareholder:

  Enclosed are the Notice of Annual Meeting and Proxy Statement for the 1997 Annual Meeting of Shareholders of Rayonier.

  As has been the case with our past Annual Meetings, this meeting is intended to be a business only meeting with the one item on the agenda being the tabulation and report of proxies and ballots for the election of five directors. The accompanying Notice of Annual Meeting and Proxy Statement provides information required by applicable laws and regulations, including pertinent information about each nominee for election as director. Aside from dealing with this agenda item, we plan to have only a brief presentation summarizing information that is in our Annual Report for 1996 and will be in our press release announcing earnings for the first quarter of 1997.

  We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

                                          Sincerely yours,

                                          /s/ Ronald M. Gross

                                          RONALD M. GROSS
                                          Chairman and
                                           Chief Executive Officer




         Rayonier Inc. . 1177 Summer Street . Stamford, CT 06905-5529
                 Telephone (203) 348-7000 . Fax (203) 964-4528

[LOGO] Rayonier                                           Corporate Headquarters
       Over 70 Years of Growth




                            NOTICE OF ANNUAL MEETING

                                                                  March 28, 1997

  Notice is hereby given that the 1997 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 16, 1997 at 9:00 A.M., local time, for the following purposes:

    1. to elect one director of Class II and four directors of Class III; and

    2. to act upon such other matters as may properly come before the meeting.

  Shareholders of record at the close of business on March 24, 1997 will be entitled to vote at the meeting.

                                              /s/ John B. Canning

                                              JOHN B. CANNING
                                              Corporate Secretary

  SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR SHAREHOLDERS IN THE UNITED STATES, CANADA, AND UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

         Rayonier Inc. . 1177 Summer Street . Stamford, CT 06905-5529
                 Telephone (203) 348-7000 . Fax (203) 964-4528

[LOGO] Rayonier
       Over 70 Years of Growth



                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                             Friday, May 16, 1997

  This Proxy Statement and accompanying proxy are being mailed to shareholders of Rayonier Inc. ("Rayonier" or the "Company") commencing March 28, 1997 in connection with the solicitation of proxies by Rayonier for the 1997 Annual Meeting of Shareholders to be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 16, 1997 at 9:00 A.M. or at any adjournment thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of Rayonier.

  When your proxy is returned properly executed, the shares it represents will be voted in accordance with your specifications. If you sign and return your proxy but do not specify any choices you will thereby confer discretionary authority for your shares to be voted as recommended by the Board of Directors. The proxy also confers discretionary authority on the individuals named therein to vote the shares on any matter that was not known by the Board of Directors on the date of this Proxy Statement but is properly presented at the Annual Meeting.

  Your vote is important, and the Board of Directors urges you to exercise your right to vote.

  The directors shall be elected by a plurality of the votes cast at the Annual Meeting. Other matters voted on at the Annual Meeting shall be determined by a majority of votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter. Votes withheld, abstentions and broker non-votes on returned proxies and ballots are not considered votes cast and shall be counted as neither for nor against a matter or nominee, but the shares represented by such a withheld vote, abstention or broker non-vote shall be considered present at the Annual Meeting for quorum purposes.

  Whether or not you plan to attend the meeting, you can assure that your shares are voted by completing, signing, dating and returning the enclosed proxy. You may revoke your proxy at any time before it is exercised by giving written notice to John B. Canning, Corporate Secretary of Rayonier, by submitting a subsequently dated proxy or by attending the meeting, withdrawing the proxy, and voting in person.

  Each of the 29,145,989 Rayonier Common Shares ("Common Shares") outstanding at the close of business on March 24, 1997 is entitled to one vote at the Annual Meeting. The presence in person or by proxy of shareholders holding a majority of the outstanding Common Shares will constitute a quorum for the transaction of business at the Annual Meeting.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table shows as of December 31, 1996 the beneficial ownership of persons known to Rayonier to be the beneficial owners of more than five percent of the Common Shares, the only outstanding voting securities.

                                                AMOUNT AND NATURE
                                                  OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP     % OF CLASS(a)
------------------------------------            ----------------- -------------
Southeastern Asset Management, Inc.............    5,837,000(b)       19.9%
 6075 Poplar Ave., Suite 900
 Memphis TN 38119
MacKay-Shields Financial Corporation...........    1,886,433(c)        6.4%
 9 West 57th Street
 New York NY 10019
The Capital Group Companies, Inc. and
 Capital Research and Management Company.......    1,843,600(d)        6.3%
 333 South Hope Street
 Los Angeles CA 90071

--------
(a) Based on 29,282,455 total Common Shares outstanding at December 31, 1996.
(b) Holdings as of December 31, 1996 as reported to the Securities and Exchange Commission ("SEC") on Form 13G dated January 31, 1997. This filing was made by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Fund and Mr. O. Mason Hawkins ("Hawkins"), Chairman of the Board and C.E.O. of Southeastern. According to this filing, of the 5,837,000 shares referred to above, Southeastern has (i) sole voting power and sole dispositive power as to 2,228,600 shares; (ii) no voting power and sole dispositive power as to 447,400 shares and (iii) shared or no voting power and shared dispositive power as to 3,161,000 shares. The 3,161,000 shares referred to in (iii) consist of 2,900,000 shares (representing 9.9% of Rayonier's total outstanding Common Shares at December 31, 1996) owned by Longleaf Partners Fund and 261,000 shares owned by Longleaf Partners Realty Fund, both of which funds are series of Longleaf Partners Fund Trust, an open-end management investment company registered under the Investment Company Act of 1940. The report indicates that all of the securities covered thereby are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. The report also indicates that Hawkins is identified as a filing person in the event he could be deemed to be a controlling person of Southeastern as the result of his official positions with Southeastern or ownership of its voting securities. The existence of such control is expressly disclaimed. Both Southeastern and Hawkins disclaim beneficial ownership of any of the securities covered by the filing pursuant to SEC Rule 13d-4.
(c) Holdings as of December 31, 1996 as reported to the SEC on Form 13G dated February 7, 1997. According to this filing, MacKay Shields Financial Corporation had shared voting power and shared dispositive power as to these shares. The filing also indicates that clients of the filing investment manager have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, the shares, and that no interest of any such clients relates to more than 5% of the outstanding shares.
(d) Holdings as of December 31, 1996 as reported to the SEC on Form 13G dated February 12, 1997. According to this filing, Capital Research and Management Company, a registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 1,843,600 Common Shares as a result of acting as investment adviser to various registered investment companies which own such shares. Said subsidiary has no power to direct the vote of these shares. Both filing parties disclaim beneficial ownership of these shares pursuant to SEC Rule 13d-4.

  The following table sets forth information concerning Common Shares beneficially owned as of March 24, 1997 by (a) each of the Company's current directors, (b) each of the individuals who was one of the Company's five highest paid executive officers in 1996 and (c) all current directors and executive officers as a group. All Common Shares are owned directly by the individual unless otherwise indicated. All the current directors and executive officers as a group own approximately 1% of the outstanding Common Shares. The number of shares deemed to be beneficially owned by all such individuals (which includes exercisable stock options) represents approximately 2.4% of the outstanding Common Shares.

                               BENEFICIAL OWNERSHIP
                          ----------------------------------------
                                                 EXERCISABLE STOCK TOTAL STOCK BASED
NAME OF BENEFICIAL OWNER  COMMON SHARES             OPTIONS (a)      HOLDINGS (b)
------------------------  -------------          ----------------- -----------------
Ronald M. Gross.........     103,786(c)(d)            143,894           369,627
Rand V. Araskog.........      74,651(e)                     0            74,651
Donald W. Griffin.......       1,253                        0             1,253
Paul G. Kirk Jr.........       1,809                        0             1,809
Wallace L. Nutter.......      52,974(c)(d)            137,735           252,890
Katherine D. Ortega.....       1,900                        0             1,900
Burnell R. Roberts......       2,200                        0             2,200
Carl S. Sloane..........       1,100                        0             1,100
Nicholas L. Trivisonno..       1,700                        0             1,700
Gordon I. Ulmer.........       3,200                        0             3,200
William S. Berry........      17,448(c)(d)             49,098            99,546
Gerald J. Pollack.......      13,207(c)(d)             43,539            87,413
Kevin S. O'Brien........       5,955(c)                29,869            35,824
Current directors and
 executive officers as a
 group (15 persons).....     290,254(c)(d)(e)(f)      406,871(f)        995,919(f)

--------
(a) Pursuant to regulations of the SEC, shares receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after March 24, 1997 are deemed to be beneficially owned by such directors and executive officers at said date.
(b) This column shows each individual's total stock-based holdings, including stock options that become exercisable more than 60 days after March 24, 1997.
(c) All Common Shares are owned directly except as set forth in this Note (c). The following amounts were allocated under the Rayonier Investment and Savings Plan for Salaried Employees (the "Rayonier Savings Plan") as of December 31, 1996 to the accounts of: Mr. Gross, 11,426 Common Shares; Mr. Nutter, 15,826 Common Shares; Mr. Berry, 3,855 Common Shares; Mr. Pollack, 3,162 Common Shares; Mr. O'Brien, 484 Common Shares; and all current directors and executive officers as a group, 37,341 Common Shares. In addition, 5,719 Common Shares indicated for Mr. Nutter are owned by a corporation of which he and his spouse are the sole stockholders.
(d) Includes a restricted stock award to Mr. Gross of 6,000 Common Shares and 2,000 Common Shares effective January 3, 1995 and January 2, 1997, respectively, and restricted stock awards of the following amounts effective January 2, 1996 to: Mr. Gross, 11,000 Common Shares; Mr. Nutter, 5,000 Common Shares; Mr. Berry, 3,500 Common Shares; Mr. Pollack, 3,500 Common Shares; and all current directors and executive officers as a group, 25,500 Common Shares.
(e) All Common Shares are owned directly except for 1,614 Common Shares held by Mr. Araskog's spouse, and 70,000 Common Shares held by a charitable lead trust of which Mr. Araskog's spouse and daughter are co-trustees. Beneficial ownership is disclaimed as to these shares.
(f) Totals for all current directors and executive officers as a group do not include Mr. O'Brien, who retired effective December 31, 1996.

SECTION 16 REPORTS

  The Federal securities laws require Rayonier's directors and executive officers, and persons who own more than 10% of a registered class of Rayonier's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of any equity securities of Rayonier. To Rayonier's knowledge, based solely on review of the copies of such reports furnished to Rayonier and representations that no other reports were required, the required reports have been filed on a timely basis on behalf of all persons subject to these requirements, except that a Form 4 reporting a transaction by Mr. Trivisonno in January 1997 was filed ten days late.

              SHARE OWNERSHIP BY DIRECTORS AND SENIOR MANAGEMENT

  The Board of Directors of Rayonier believes that it is important for directors and senior management to acquire a substantial ownership position in Rayonier. Such share ownership is characteristic of successful public companies and underscores the level of commitment that Rayonier's management team has to the future success of the business.

  Accordingly at a meeting on February 17, 1995, the Nominating Committee of the Board of Directors adopted a guideline that encourages Rayonier share ownership by directors at a level equal to two times their annual retainer. The Management Development and Compensation Committee at a meeting on the same date adopted guidelines for share ownership by senior management. The guidelines, as revised in 1996 to reflect the creation of the position of President and Chief Operating Officer, are as follows:

                                                     SHARE OWNERSHIP GUIDELINES
              POSITION/LEVEL                         AS MULTIPLE OF BASE SALARY
              --------------                         --------------------------
      Chairman and Chief Executive Officer..........             4X
      President and Chief Operating Officer.........             4X
      Executive Vice President......................             3X
      Senior Vice Presidents........................             2X
      Vice Presidents...............................             1X

  Participation in the guidelines program is voluntary, with a strong company preference on achieving ownership goals.

  Target ownership levels are to be achieved over a 3-year period, ending December 31, 1997 for all individuals who on February 17, 1995 were directors or officers at the level of Vice President or above. Target levels for all other individuals are to be achieved over a 3-year period following election as director or advancement to Vice President. Ownership includes Rayonier Incentive Stock Plan awards, such as vested restricted shares, vested performance shares, options that have been exercised and shares held, awards of restricted shares to directors, Rayonier Savings Plan shares, Rayonier Dividend Reinvestment Plan shares and Common Shares purchased in the open market.

                              SHAREHOLDER RETURN

  The table below represents a comparison of the performance in 1994, 1995 and 1996 of Common Shares (assuming reinvestment of dividends) with a broad based market index (Standard & Poor's 500) and with the group of 12 comparative forest products companies which form the comparison group for purposes of the Contingent Performance Share awards described on page 15 and pages 20-21:

                                   [GRAPHIC]

                RAYONIER, INC.          PEER GROUP              S&P 500
                --------------          ----------              -------

2/18/94         100                     100                     100

12/94           101                      97                     102

12/95           114                     107                     138

12/96           136                     119                     170


Notes: (a) February 18, 1994 was the first trading day for Rayonier Common
           Shares on a when-issued basis. Regular way trading commenced on February 25, 1994.
(b) The 12 comparative forest products companies are Boise Cascade Corporation, Champion International Corporation, Georgia-Pacific Corporation, International Paper Company, James River Corporation of Virginia, The Mead Corporation, Mosinee Paper Corporation, Plum Creek Timber Company, L.P., Union Camp Corporation, Westvaco Corporation, Weyerhaeuser Company and Willamette Industries Inc. In order to comply with applicable regulations of the Securities and Exchange Commission, the return of each company for each period for which a return is indicated is weighted in the group according to its stock market capitalization at the beginning of each such period.

                             ELECTION OF DIRECTORS

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of Rayonier. The Board reviews significant developments affecting Rayonier and acts on matters requiring Board approval.

  Five directors are to be elected. The Company's Board of Directors is divided into three classes serving staggered terms. The terms of the four directors of Class III will expire at the 1997 Annual Meeting and each has been nominated for reelection. In addition, one director was elected a director of Class II by the directors in February 1997 and, in accordance with Rayonier's Articles of Incorporation and the North Carolina Business Corporation Act, must be elected by the shareholders for the remainder of his term until the Annual Meeting of Shareholders in 1999. Unless there is a contrary indication, the shares represented by valid proxies will be voted for the election of all five nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend.

  The following pages present information about the persons who comprise Rayonier's current Board of Directors, including the five nominees for reelection.

  During 1996, there were six meetings of the Board of Directors. No director missed more than one meeting and the attendance rate at all meetings was almost 97 percent.

       INFORMATION AS TO NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

CLASS II, TERM EXPIRES IN 1999

  CARL S. SLOANE, 60, Ernest L. Arbuckle Professor of Business Administration, Harvard Graduate School of Business Administration--Prior to joining the Harvard faculty in 1991, he spent thirty years in management consulting, the last twenty with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. He is also a director of Ionics, Inc. and Sapient Corporation. He is a graduate of Harvard College and the Harvard Graduate School of Business Administration. He was first elected a director of Rayonier effective February 24, 1997.

CLASS III, TERM EXPIRES IN 2000

  RAND V. ARASKOG, 65, Chairman and Chief Executive Officer, ITT Corporation (a diversified global corporation engaged in the hospitality and entertainment businesses and the information services businesses)--He has been chief executive of ITT Corporation (including a predecessor corporation of the same name) since 1979 and chairman since 1980. He is also a director of ITT Corporation, ITT Hartford Group, Inc., ITT Industries, Inc., ITT Educational Services, Inc., Alcatel Alsthom of France, Dow Jones & Company, Inc., and Shell Oil Company. Mr. Araskog is a member of The Business Council and The Business Roundtable. He is also a trustee of the New York Zoological Society and the Salk Institute. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences. He was first elected a director of Rayonier in 1994.

  DONALD W. GRIFFIN, 60, Chairman, President and Chief Executive Officer, Olin Corporation (diversified manufacturing corporation)--He joined Olin in 1961 and was elected an Executive Vice President in 1987, a director in 1990, Vice Chairman of the Board for Operations in 1993, President and Chief Operating Officer in 1994, President and Chief Executive Officer effective January 1, 1996 and Chairman, President and Chief Executive Officer effective April 25, 1996. He is also a director of Rayonier Forest Resources Company ("RFR"), the managing general partner of Rayonier Timberlands, L.P., a publicly traded master limited partnership affiliated with the Company. In addition, he serves as a director of ACNielsen Corporation, the Chemical Manufacturers Association, the National Shooting Sports Foundation, the Small Arms and Ammunition Manufacturers Association and the Wildlife Management Institute. He is a trustee of the Buffalo Bill Historical Center and the Olin Charitable Trust. He is a member of the Business Roundtable, the American Society of Metals, the Association of the U.S. Army and the American Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy Association. He is a graduate of the University of Evansville, Evansville, Indiana, and has completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, N.Y. He was first elected a director of Rayonier in 1994.

  WALLACE L. NUTTER, 53, President and Chief Operating Officer, Rayonier--He was elected to his current position on July 19, 1996, and was elected a director of Rayonier on the same date. He joined Rayonier in 1967 in the Northwest Forest Operations and was named Vice President and Director, Forest Products Operations, in 1984, Senior Vice President, Operations, in 1985 and Executive Vice President in 1987. Mr. Nutter is a director of RFR and a member of the Board of Governors of the National Council for Air and Stream Improvement. He graduated from the University of Washington and the Harvard Graduate School of Business Administration Advanced Management Program.

  NICHOLAS L. TRIVISONNO, 49, Chairman and Chief Executive Officer and a director of ACNielsen Corporation (a global consumer marketing company)--He has held this position since January 1996. He also served as Executive Vice President and Chief Financial Officer of The Dun & Bradstreet Corporation (marketer of information, software and services for business decision making) from September 1995 until that corporation spun off ACNielsen in November 1996. From October 1993 until July 1995, he served as Executive Vice President-Strategic Planning and Group President of GTE Corporation, a telecommunications company, and served as Senior Vice President-Finance from January 1989 until October 1993. He began his career with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed managing partner in 1986. Mr. Trivisonno is also a director of Yankee Energy Systems, Inc. He is Chairman of the Business and Financial Affairs Committee and a member of the Executive Committee at Babson College. He also serves on the Boards of Junior Achievement and St. Joseph Medical Center. He is a member of the American Institute of Certified Public Accountants and the New York, Connecticut and Louisiana Societies of Certified Public Accountants. He earned his BBA degree from St. Francis College. He was first elected a director of Rayonier in 1994.

                       INFORMATION AS TO OTHER DIRECTORS

CLASS I, TERM EXPIRES IN 1998

  RONALD M. GROSS, 63, Chairman of the Board and Chief Executive Officer, Rayonier--After joining Rayonier in March 1978 as President and Chief Operating Officer and a director, he was elected Chief Executive Officer in 1981 and Chairman in 1984; he assumed his present position in July 1996. He also serves as President and a director of RFR and is a director of Lukens Inc. and The Pittston Company. Mr. Gross is a graduate of Ohio State University and the Harvard Graduate School of Business Administration.

  KATHERINE D. ORTEGA, 62, Former Treasurer of the United States--She served as the 38th Treasurer of the United States from September 1983 through June 1989 and as Alternate Representative of the United States to the United Nations General Assembly during 1990 to 1991. Prior to these appointments, she served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega currently serves on the Boards of Directors of Ultramar Diamond Shamrock Corporation, Ralston Purina Company, The Kroger Co., Long Island Lighting Company, and The Paul Revere Corporation and is a member of the United States Comptroller General's Consultant Panel. She is a graduate of Eastern New Mexico University and holds three honorary Doctor of Law Degrees and one honorary Doctor of Social Science Degree. She was first elected a director of Rayonier in 1994.

  BURNELL R. ROBERTS, 69, Chairman, Sweetheart Holdings, Inc. and Sweetheart Cup Company (producer of plastic and paper disposable food service and food packaging products)--He served as Chairman of the Board and Chief Executive Officer of Mead Corporation (an integrated manufacturer of paper and forest products) from April 1982 until his retirement in May 1992 and was a director of Mead Corporation from October 1981 until May 1993. He serves as a director of Armco Inc., Day International Group, Inc., DPL Inc., The Perkin-Elmer Corporation, and Universal Protective Packaging, Inc., and a Limited Partner of American Industrial Partners. He is a graduate of the University of Wisconsin and the Harvard Graduate School of Business Administration. He was first elected a director of Rayonier in 1994.

CLASS II, TERM EXPIRES IN 1999

  PAUL G. KIRK, JR., 59, of Counsel to Sullivan & Worcester (law firm)--He became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is Chairman and Treasurer. He is a director of ITT Corporation, ITT Hartford Group, Inc. and Bradley Real Estate, Inc. He is co-chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation Board of Directors, Chairman of the Board of Directors of the National Democratic Institute for International Affairs, and a trustee of Stonehill College and St. Sebastian's School. He is a graduate of Harvard College and Harvard Law School. He was first elected a director of Rayonier in 1994.

  GORDON I. ULMER, 64, Former Chairman and Chief Executive Officer of Connecticut Bank and Trust Company and Retired President of the Bank of New England Corporation--He joined Connecticut Bank and Trust Company (CBT) in 1957 and held numerous positions before being elected President and director in 1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of the Bank of New England Corporation (BNEC), the holding company of CBT. He retired as President of BNEC in December 1990. Mr. Ulmer also serves as a director of ITT Hartford Group, Inc. and the Old State House Association. He is a graduate of Middlebury College, the American Institute of Banking and the Harvard Graduate School of Business Administration Advanced Management Program and attended New York University's Graduate School of Engineering. He was first elected a director of Rayonier in 1994.

COMMITTEES OF THE BOARD

  The standing committees of the Board are the Audit, Compensation and Management Development, Environmental and Legal Affairs and Nominating Committees.

  The Audit Committee supports the independence of the Company's external and internal auditors and the objectivity of the Company's financial statements. The Audit Committee (1) reviews the Company's principal policies for accounting, internal control and financial reporting, (2) recommends to the Company's Board of Directors the engagement or discharge of the external auditors, (3) reviews with the external auditors the plan, scope and timing of their audit, (4) reviews reports of the external auditors with management and
(5) reviews the auditors' fees.

  The Audit Committee also reviews the annual financial statements of the Company (before they are published), the independence of the external auditors, the adequacy of the Company's internal accounting control system, reports of the internal auditors, expense reports of the Company's senior officers and fees paid to consultants. The Audit Committee also performs a number of other review functions related to auditing the financial statements and internal controls. The current members of the Audit Committee are Messrs. Ulmer (Chairman), Kirk and Roberts. This Committee held five meetings during 1996, and all members attended all meetings.

  The Compensation and Management Development Committee, which is comprised entirely of non-employee directors, oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. The Committee approves individual compensation actions for the Chairman and Chief Executive Officer and all senior executives, including base salaries, annual bonuses and long-term incentive awards. In the performance of its functions, the Compensation and Management Development Committee has access to independent legal and compensation counsel. The current members of the Compensation and Management Development Committee are Messrs. Roberts (Chairman) and Trivisonno and Ms. Ortega. The Committee held five meetings during 1996, and all members attended all meetings except for one meeting which was missed by Mr. Trivisonno.

  The Environmental and Legal Affairs Committee (1) reviews and recommends to the Company's Board of Directors proposed actions on major environmental compliance and regulatory matters which could have a significant impact on the business and strategic operating objectives of the Company and its subsidiaries and (2) reviews and considers major claims and litigation, and legal, regulatory, patent and related governmental policy matters affecting the Company and its subsidiaries. In addition, the Committee reviews fees paid to outside law firms and reviews and approves management policies and programs relating to compliance with environmental matters, legal and regulatory requirements, business ethics and integrity and conflicts of interest. The current members of the Environmental and Legal Affairs Committee are Messrs. Kirk (Chairman), Griffin and Ulmer. The Committee held three meetings during 1996, and all members attended all meetings.

  The Nominating Committee makes recommendations concerning the organization, size and composition of the Board of Directors and its Committees, proposes nominees for election to the Board and its Committees and considers the qualifications, compensation and retirement of directors. The current members of the Nominating Committee are Ms. Ortega (Chairman) and Messrs. Griffin and Trivisonno. The Committee held two meetings during 1996, and all members attended all meetings.

DIRECTORS' COMPENSATION

  Members of the Board who are employees of Rayonier are not compensated for service on the Board or its Committees. Non-employee directors receive an annual retainer of $20,000 in cash plus an award of 100 Common Shares; in addition, they receive a fee of $1,000 for attendance at each meeting of the Board and a fee of $750 for attendance at each meeting of the Committees on which such directors serve. The non-employee directors of Rayonier who serve on the Board of Directors of RFR receive no additional retainer but receive $750 for attendance at each meeting of such board.

DIRECTORS' CHARITABLE AWARD PROGRAM

  To recognize the interest of Rayonier and its directors in supporting worthy educational institutions and other charitable organizations, Rayonier during 1995 established the Director's Charitable Award Program which permits each director to nominate up to five organizations to share a contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by Rayonier. These contributions will be made by the Foundation in ten annual installments after the death of a director. The Foundation will not make a donation on behalf of any director unless he or she (1) completes sixty full months of service as a director, (2) dies or becomes disabled while serving as a director or (3) is actively serving as a director if and when a change in control occurs. Under this program, the Foundation has made the first installment of a contribution to an institution designated by William J. Alley, who died in July 1996 while serving as a director. There is no ultimate cost to this program to Rayonier because Rayonier has acquired joint life insurance contracts on the lives of its directors, and the proceeds from these contracts will be adequate to fund Rayonier's contributions to the Foundation related to the program and to fund the premium costs of the contracts. Directors will receive no financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to Rayonier.

                            EXECUTIVE COMPENSATION

                               ----------------

                            REPORT OF THE RAYONIER
                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

To Our Shareholders:

  The Compensation and Management Development Committee (the "Committee") oversees the compensation and benefits of Rayonier employees. The Committee must approve individual compensation actions for the Chairman and Chief Executive Officer and all senior executives. Specifically, the Committee must approve base salaries, annual bonuses and long-term incentive awards. The Committee has access to outside compensation expertise and outside legal counsel.

  The Committee is dedicated to implementing an executive compensation program that emphasizes the following compensation policies:

  Executive compensation decision making should reinforce Rayonier pay-for-performance orientation by targeting base salaries at a discount from market rates and insuring competitive aggregate compensation levels, by emphasizing incentive rewards, only when the Company meets specific corporate and individual performance goals.

  Executive compensation programs should include bonus incentives and share ownership opportunities to align the executive's interests with those of shareholders.

  Compensation packages should enhance the Company's ability to attract, retain and encourage the development of exceptional, experienced managers by providing compensation levels reflecting a blend of forest products and general industry pay standards.

Components of Compensation

  The key elements of the Company's executive compensation program are base salary, annual bonus incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

  The Committee believes that the Company's direct competitors for executive talent, especially at senior levels, are to be found not only in the forest products sector but also in the broader-based general industry. Therefore, the Committee relates total compensation levels for the Company's senior executives to the median compensation paid to executives of comparative companies within the forest products and general industry sectors.

  During the course of the year, the Committee directed that an independent compensation consulting firm be retained to review certain aspects of the Company's executive compensation programs. Specifically, the Committee requested a competitive evaluation of the Company's executive salary structure and the position of executive pay levels, bonus levels and stock program award practices, relative to the market.

  Results of the study indicated that certain components of executive compensation were behind competitive norms and out of line with the Company's expressed philosophy on executive compensation. Several recommendations presented by the compensation consultants were adopted by the Committee for competitive positioning and are incorporated in the following discussion.

Base Salary

  The Committee has oversight of the general administration of base salaries, salary grades and salary range structure for the Company's 54 executives. The Committee periodically reviews each senior executive's base salary. Base salaries are conservative and are targeted below market levels. The Committee authorizes base salary adjustments in recognition of the executive's level of responsibilities, performance, prior experience, breadth of knowledge, internal equity issues and external pay practices.

  The normal interval between salary reviews for most executives is 12 months, however, senior executive salary reviews are conducted at 15 to 18-month intervals. The 1996 comparative executive compensation study revealed that executive base salaries, on aggregate, were 26.4 percent behind the external, size-adjusted median for the combined forest products and general industry survey companies. Targeting a 15 percent base salary market median discount factor, the Company adopted a 3-year base salary adjustment program to overcome base salary inequities on a selective basis, limited to 10 to 12 affected executives. Executive salary actions, comprised of merit pay, equity adjustments and promotional increases for 1996 averaged 6.4 percent on an annualized basis for the Company's 54 executives. Merit increases averaged 3.9 percent.

  As reflected in the Summary Compensation Table on page 17 and following an 18-month interval since his last salary review, Mr. Gross' base salary as Chairman and Chief Executive Officer, was increased to $520,000, effective April 1, 1996. The 6.9 percent annualized performance-based increase and base salary positioning at 15 percent below the comparative group median is consistent with the Company's philosophy of emphasizing incentive pay over base pay fixed compensation.

Annual Bonus Incentive

  The Rayonier Annual Incentive Bonus Plan ("Annual Plan") provides executives and key managers with direct financial incentives in the form of cash bonuses for achieving specific annual company, business unit and individual performance goals.

  The current Annual Plan formula measures actual net income, return on total capital ("ROTC") and operating funds flow ("OFF") against the approved budgeted amounts for the year for each performance measure. Net income, ROTC and OFF performance are weighted 60%, 25% and 15%, respectively. The maximum bonus pool is 150 percent of the aggregate standard bonus pool. Individual bonus amounts within the authorized pool are determined on a discretionary basis, taking into account specific personal contributions during the year. Bonuses earned in the calendar year are paid out in the first quarter of the subsequent year. Corporate performance in 1996 was below targeted financial goals due primarily to market cyclicality associated with a downturn in demand and prices affecting several product line areas. As a result bonuses were at 69 percent of target and were awarded accordingly on February 21, 1997.

  The 1996 comparative executive compensation study indicated that Company bonus opportunities trailed industry standards by 38.4%, based upon actual salary levels, which as noted above are behind market norms. The Committee approved recommended modifications to the target bonus structure for 1996 in order to move towards 50th percentile in total executive compensation relative to comparative group compensation, with an emphasis on performance-based, at-risk compensation and discounted base salaries.

  For 1996 Mr. Gross' annual bonus payment represented 59 percent of his base salary as of December 31, 1996. Under the Annual Plan, as reflected in the Summary Compensation Table on page 17, Mr. Gross was paid $307,000 in connection with 1996 Company and individual performance. Mr. Gross' bonus is competitive with annual incentive compensation paid other executives at comparable forest product and general industry sector companies.

Deferred Compensation

  The Rayonier Inc. Excess Savings and Deferred Compensation Plan (the "Savings Plan") provides eligible executives with contributions and savings opportunities lost due to restrictions on defined contribution plans under various provisions of the Internal Revenue Code. Additionally, the Plan provides employees with an opportunity to defer that portion of base salary in excess of qualified plan limitations and to defer all or any portion of bonus otherwise payable for a Plan Year. The Plan is comprised of three major "accounts"--an Excess Savings Account, an Excess Base Salary Deferral Account and a Bonus Deferral Account. Deferred amounts are maintained as unsecured promises on the Company's books and are, therefore, unfunded by the Company.

  Effective January 1, 1997, the Excess Base Salary Deferral Account and the Bonus Deferral Account under the Savings Plan were modified by the Committee to provide a more competitive rate of return indexed to 10-year Treasury Notes + 1.5 percent in place of the lower earnings rate previously indexed to the fixed income fund (approximately 5.8 percent on average) of the IRS Qualified Rayonier Savings Plan (the "Qualified Plan"). Improving the growth rate for these two accounts is competitive with industry standards and is cost effective for the Company. The Excess Savings Account, which mirrors the fixed income fund of the Qualified Plan, will continue to credit earnings as if the amounts had been invested in the fixed income fund of the Qualified Plan. The other provisions of the Savings Plan remain unchanged.

Long-Term Incentives

  The Rayonier 1994 Incentive Stock Plan (the "Stock Plan") provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares or any combination thereof to executives and key employees as long-term incentives.

  In making awards under the Stock Plan, the Committee considers individual performance criteria, levels of responsibility and prior experience, as well as historical award data and compensation practices at comparable companies.

  Long-term incentive grants for 1996 under the Stock Plan are reflective of Rayonier's approach to total compensation, relative to market level pay practices of comparable companies, with a greater emphasis on at-risk rewards that closely align management performance with shareholder value.

  The Company's independent compensation consultants have confirmed to the Committee that the Company's approach to long-term incentive grants and grant practices delivers values reflective of market medians. The Committee will continue to monitor the Company's stock award program to ensure that it remains competitive to market norms.

  Stock Options. Non-qualified stock options to acquire Rayonier Common Shares are granted at an option price that is not less than the fair market value of a Common Share on the date of grant. The size of the non-qualified option grant is based primarily on competitive practice and is generally targeted to be at the median of option values granted by comparative forest products and general industry sector companies and adjusted based upon individual factors and historical award data. In 1996, non-qualified stock option awards totaling 355,000 shares were granted to 81 executives and key employees.

  On January 2, 1996 the Committee awarded to Mr. Gross non-qualified options to acquire 45,000 Company shares at an exercise price of $33.38 as determined by the market price on that day. Mr. Gross now owns 103,786 Common Shares and options to acquire another 265,841 shares. The Committee believes this equity interest reinforces the heavy weighting that Rayonier places on long-term incentive compensation, relative to base salary and also provides appropriate linkage to the interests of shareholders.

  Performance Shares. In addition to traditional non-qualified stock options, the Committee has used the flexibility provided under the Plan to grant long-term incentives in the form of Contingent Performance Shares.

  Contingent Performance Shares are awarded to senior executives responsible for sustained Company Total Shareholder Return performance ("TSR"), as measured against the average performance of a selection of 12 comparative forest product peer group companies over a designated period. The awards are contingent upon exceeding average peer group performance. The Share Award Valuation Formula provides a 100 percent share award when Rayonier outperforms the peer group companies by 20 percent. Failure to perform at 60 percent of the peer group companies' average results in zero award.

  TSR is calculated by measuring the growth in value of a hypothetical $100 investment in each of the forest sector peer companies over the performance period, assuming all dividends are reinvested quarterly. Award payment is in the form of Rayonier Common Shares and may range from zero to a maximum of 150 percent of the target awards, based upon TSR performance. The TSR goals reflect the emphasis on creation of long-term shareholder value.

  In determining the size of Contingent Performance Share grants, the Committee considers the contingent value of the award, competitive practices and the level of responsibility of each senior executive. A total of 32,000 Contingent Performance Shares was awarded to seven senior executives in 1996. Grants were made for a 36-month performance period, commencing January 1, 1996 through December 31, 1998.

  On January 2, 1996 the Committee awarded Mr. Gross 10,000 Contingent Performance Shares which further emphasizes long-term rewards for Company performance that enhances shareholder value.

  Restricted Shares. The Stock Plan also provides for the grant by the Committee of Restricted Common Shares.

  The Committee determined on July 21, 1994 to apply this feature of the Plan to grant Mr. Gross 12,000 Restricted Shares, over a period of 3 years, in recognition of personal performance and to have his total equity stake in the Company be in keeping with the average of chief executive officers in the forest products industry. The Committee awarded 6,000 Restricted Shares on January 3, 1995 and 4,000 on January 2, 1996. The remaining balance of 2,000 Restricted Shares were awarded on January 2, 1997. All Shares vest on December 31, 1998.

  In recognition of the contributions made by the Company's senior management team in support of 1995 financial and operating performance and to increase equity ownership among senior management, the Committee on January 2, 1996 awarded 23,500 Restricted Common Shares to six executives, including Mr. Gross. The Committee awarded 7,000 Restricted Shares to Mr. Gross. Restricted Share Awards are subject to a 3-year restriction period through January 2, 1999, after which restrictions will lapse, consistent with Plan provisions.

Policy with Respect to the $1 Million Deduction Limit

  Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. Compensation payable solely on account of the attainment of performance goals is excluded from the $1 million limitation. Based upon an analysis of total executive compensation for 1996, there are no executives within the Company whose non-performance based compensation exceeds the deduction limitation threshold.

  This report is furnished by the members of the Compensation and Management Development Committee.

                                          Burnell R. Roberts
                                            Committee Chairman

                                          Katherine D. Ortega

                                          Nicholas L. Trivisonno

                          EXECUTIVE COMPENSATION DATA

  The following table discloses compensation received by Rayonier's Chief Executive Officer and four remaining most highly paid executive officers for the three fiscal years ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION           LONG-TERM COMPENSATION AWARDS
                             ------------------------- --------------------------------------------
                                                       RESTRICTED STOCK SECURITIES UNDER-   LTIP     ALL OTHER
                                                            AWARDS        LYING OPTIONS    PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)      (1)($)           (2)(#)        (3)($)      (4)($)
---------------------------  ---- ---------- --------- ---------------- ----------------- --------- ------------
Ronald M. Gross.........     1996  506,320    307,000      367,125           45,000       1,241,100    27,447
 Chairman & Chief            1995  470,600    390,200      180,000           44,000                    21,663
 Executive Officer           1994  439,057    388,000                        40,000                    20,370
Wallace L. Nutter.......     1996  289,914    140,000      166,875           28,000         531,900    12,665
 President & Chief           1995  249,000    131,700                        26,000                     9,004
 Operating Officer           1994  242,199    125,000                        24,000                     8,611
William S. Berry........     1996  217,377     85,000      116,813           18,000         354,600     9,472
 Executive Vice
  President,                 1995  196,108     91,500                        15,000                     7,233
 Forest Resources &          1994  187,511     85,000                        15,000                     6,480
 Corporate Development
Gerald J. Pollack.......     1996  197,961     70,000      116,813           16,000         319,140     8,611
 Senior Vice President &     1995  183,244     83,900                        15,000                     6,798
 Chief Financial Officer     1994  174,000     75,000                        15,000                     6,154
Kevin S. O'Brien........     1996  194,500     55,000                        10,000         354,600     8,167
 Senior Vice President       1995  188,469     80,000                         6,000                     6,771
                             1994  182,971     55,000                         8,000                     6,027

--------
(1) On January 3, 1995, as discussed in the report of the Compensation and Management Development Committee on pages 15-16, an award of 6,000 restricted shares was made to Mr. Gross. On January 2, 1996, as also discussed in the report, awards of restricted shares were made as follows:
    Mr. Gross, 11,000 shares; Mr. Nutter, 5,000 shares; Mr. Berry, 3,500 shares; and Mr. Pollack, 3,500 shares. No other awards of restricted shares of Rayonier to these individuals were outstanding on December 31, 1996. The shares granted to Mr. Gross on January 3, 1995 and 4,000 of the restricted shares granted to him on January 2, 1996 will vest on December 31, 1998 provided that he remains continuously in the employ of the Company from the date of grant through the vesting date. All other restricted shares granted on January 2, 1996 will vest on January 2, 1999, provided that the recipient of the grant remains continuously in the employ of the Company through the vesting date. All dividends paid on such shares, or on shares issued as a dividend with respect to such shares, are withheld and accumulated by the Company until such time the recipient of the restricted share grant becomes vested with respect thereto. Upon vesting, the Company is to pay the recipient an amount equal to all dividends paid solely or partly in cash and accumulated with respect to the shares then vesting, together with interest thereon at a rate equal to the prime rate as reported in The Wall Street Journal, adjusted and compounded annually. Certificates representing dividends in the form of additional shares, if any, will be delivered to the recipient upon vesting of the granted shares. The total value as of December 31, 1996 of the restricted stock holdings held by the executives named in the above table were as follows: Mr. Gross, $652,375; Mr. Nutter, $191,875; Mr. Berry, $134,313; Mr. Pollack, $134,313; and Mr. O'Brien, 0.
(2) Does not include Stock Options granted on March 21, 1994 under the Rayonier Substitute Stock Option Plan in substitution for options ("ITT Options") previously granted by ITT Industries, Inc. (formerly known as ITT Corporation) ("ITT") prior to the March 1, 1994 spinoff of Rayonier from ITT. The Substitute Stock Options granted pursuant to the Plan maintain the economic value of each unexercised ITT Option, so that the aggregate spread between the exercise price and the fair market value with respect to the Rayonier Substitute Stock Options equals the aggregate spread relative to the ITT Options, effective as of the spinoff. The exercise dates and expiration dates of the Substitute Stock Options are identical to those on the ITT Options for which they substitute.
(3) Represents payments made on February 16, 1996 under the Rayonier Long-Term Performance Program, based upon Rayonier's return on equity ("ROE") performance from January 1, 1993 through December 31, 1995, as measured against a predetermined weighted average ROE goal of 12.54 percent (100% of target). This program was a carryover of the ITT Long-Term Performance Plan "1992 Class Awards" granted by ITT. For the 3-year period from January 1, 1993 through December 31, 1995, Rayonier achieved an actual weighted average ROE of 15.45 percent which was 123.2 percent of the 12.54 percent targeted, weighted average ROE goal. The corresponding performance-based cash award payment earned under the program for significantly exceeding targeted ROE was 177.3 percent of target.
(4) The amounts shown in this column for Mr. Gross include $5,355 in 1996, $4,784 in 1995 and $5,003 in 1994 representing the term insurance portions of the premiums paid by Rayonier in such years for the non-qualified, split-dollar life insurance coverage for him described on page 23. The remainder of the amounts shown in this column for Mr. Gross and all of the amounts shown in this column for the other executives in all three years are company contributions under the ITT Investment and Savings Plan and the ITT Excess Savings Plan, which are defined contribution plans, for the first two months of 1994 and under the Rayonier Savings Plan and Rayonier Excess Plan, which are also defined contribution plans, for the last ten months of 1994 and for 1995 and 1996. Rayonier has made matching contributions to each of these plans in an amount in 1994 and through June 30, 1995 equal to 50% of an employee's contribution not to exceed three percent of such employee's salary and since June 30, 1995 in an amount equal to 60% of an employee's contribution not to exceed 3.6 percent of such employee's salary. Under these plans, Rayonier also makes a non-matching contribution equal to one-half of one percent of an employee's salary.

OPTION GRANTS TO RAYONIER EXECUTIVES IN LAST FISCAL YEAR

  The following tables provide information on fiscal year 1996 awards to Rayonier executives of options to purchase Common Shares:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                                                                         OF STOCK PRICE APPRECIATION
                                                INDIVIDUAL GRANTS                            FOR OPTION TERM (2)
                         --------------------------------------------------------------- ---------------------------
                          NUMBER OF    % OF TOTAL STOCK
                         SECURITIES   OPTIONS GRANTED TO
                         UNDERLYING   EMPLOYEES IN 1996
                           OPTIONS        UNDER 1994      EXERCISE PRICE
          NAME           GRANTED (#) INCENTIVE STOCK PLAN  ($/SHARE)(1)  EXPIRATION DATE    5%($)         10%($)
          ----           ----------- -------------------- -------------- --------------- ---------------------------
Ronald M. Gross.........   45,000           12.68%            33.38         1/4/2006          944,550      2,394,000
Wallace L. Nutter.......   28,000            7.89%            33.38         1/4/2006          587,720      1,489,600
William S. Berry........   18,000            5.07%            33.38         1/4/2006          377,820        957,600
Gerald J. Pollack.......   16,000            4.51%            33.38         1/4/2006          335,840        851,200
Kevin S. O'Brien........   10,000            2.82%            33.38         1/4/2006          209,900        532,000

--------
(1) The exercise price per share is 100% of the fair market value of Common Shares on the date of grant, January 2, 1996. The exercise price may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the named officers are exercisable as to one-third on the first anniversary, two-thirds on the second anniversary and in full on the third anniversary of the date of grant. Notwithstanding any other provisions of the 1994 Incentive Stock Plan (the "Plan"), upon the occurrence of a change of control of Rayonier (i.e, upon the occurrence of an Acceleration Event as defined in the Plan), (a) all options will generally become immediately exercisable for a period of 60 calendar days and (b) options will continue to be exercisable for a period of seven months in the case of an employee whose employment is terminated other than for cause or who voluntarily terminates employment because of a good faith belief that such employee will not be able to discharge his or her duties.
(2) At the end of the term of the options granted on January 2, 1996, the projected price of a Common Share would be $54.37 at an assumed annual appreciation rate of 5% and $86.58 at an assumed annual appreciation rate of 10%. Gains to all shareholders at those assumed annual appreciation rates would be approximately $615 million and $1,558 million, respectively, over the term of the options.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table provides information on option exercises in 1996 by the named Rayonier executives and the value of such executive's unexercised options to acquire Common Shares at December 31, 1996.

                                                                                       VALUE OF
                                                             NUMBER OF SECURITIES   UNEXERCISED IN-
                                                            UNDERLYING UNEXERCISED THE-MONEY OPTIONS
                           OPTIONS EXERCISED DURING 1996     OPTIONS AT 12/31/96   HELD AT 12/31/96(2)
                         ---------------------------------- ---------------------- -----------------
                         SHARES ACQUIRED ON      VALUE           EXERCISABLE/        EXERCISABLE/
          NAME              EXERCISE (#)    REALIZED ($)(1)    UNEXERCISABLE(#)    UNEXERCISABLE($)
          ----           ------------------ --------------- ---------------------- -----------------
Ronald M. Gross.........           0                  0        100,895/119,946       782,214/823,869
Wallace L. Nutter.......       5,000            115,275        111,735/ 60,181     1,764,226/409,124
William S. Berry........           0                  0         33,098/ 33,000       336,317/221,160
Gerald J. Pollack.......           0                  0         28,206/ 31,000       229,647/211,170
Kevin S. O'Brien........           0                  0         13,202/ 16,667       108,653/108,777

--------
(1) Before taxes.
(2) The value reported in this column is based on the New York Stock Exchange consolidated trading closing price of Common Shares of $38.375 at December 31, 1996.

LONG-TERM INCENTIVE AWARDS TO RAYONIER EXECUTIVES IN LAST FISCAL YEAR

  The following table provides information on fiscal year 1996 long-term incentive awards to Rayonier executives:

          AWARDS OF CONTINGENT PERFORMANCE SHARES IN LAST FISCAL YEAR

                                                 ESTIMATED FUTURE PAYOUTS (3)
                                               --------------------------------
                                                                        MAXIMUM
                        NUMBER     PERFORMANCE   THRESHOLD     TARGET   SHARES
        NAME         OF SHARES (1) PERIOD (2)  SHARES (#)(4) SHARES (#)   (#)
        ----         ------------- ----------- ------------- ---------- -------
Ronald M. Gross.....    10,000      36 months      5,000       10,000   15,000
Wallace L. Nutter...     6,000      36 months      3,000        6,000    9,000
William S. Berry....     4,500      36 months      2,250        4,500    6,750
Gerald J. Pollack...     4,000      36 months      2,000        4,000    6,000
Kevin S. O'Brien....       --             N/A        --           --       --

--------
(1) The numbers in this column represent the awards of Common Shares granted under Total Shareholder Return ("TSR") based Contingent Performance Share guidelines (forest products sector peer group performance which measures stock appreciation price, plus dividends reinvested quarterly, during the performance period).
(2) The performance period is for 36 months with TSR performance measured against 12 forest products sector peer company grouping for the same period. The 12 forest products companies in the group are the companies specified in the Notes to the Total Shareholder Return chart on page 6 of this Proxy Statement.
(3) Award payout is in the form of Common Shares, with a cash offset for tax purposes, and may range from zero to a maximum of 150% of the target award, based upon TSR performance. 100% of target is achieved when Rayonier TSR achieves 120% of the TSR performance by peer group companies, and the maximum

   150% of target is achieved when Rayonier achieves 160% of peer group performance. A minimum payment of 50% of target is paid if Rayonier achieves 60% of peer group performance, and there is no payout if Rayonier falls below that level. Award payments for performance that falls between the 60% and 120% performance hurdles, or between the 120% and 160% performance hurdles, will be linearly interpolated.
(4) Award payout commences with 50% of target share award if Rayonier achieves 60% of peer group performance.

RAYONIER SENIOR EXECUTIVE SEVERANCE PAY PLAN

  The Rayonier Senior Executive Severance Pay Plan (the "Plan") applies to Rayonier senior executives, including the executives named in the Summary Compensation Table, who are United States citizens or who are employed in the United States. Under the Plan, if a participant's employment is terminated by Rayonier, other than for cause or as a result of other occurrences specified in the Plan, the participant is entitled to severance pay in an amount up to 24 months' base salary, depending upon his or her length of service, but in no event more than the amount of base salary for the number of months remaining between the termination of employment and the participant's normal retirement date or two times the participant's total base salary annual compensation during the year immediately preceding such termination.

  Based upon their length of service, each of the aforementioned executive officers is entitled to severance pay under the Plan in an amount up to 24 months' base salary, subject to the above mentioned limitation in the event of an earlier retirement date. The Plan includes offset provisions for other compensation from Rayonier and requirements on the part of executives with respect to competition and compliance with the Rayonier Code of Corporate Conduct. While under the Plan, severance payments would ordinarily be made monthly over the scheduled term of such payments, Rayonier has the option to make such payments in the form of a single lump-sum payment discounted to present value. If within two years after a change in corporate control (as defined in the Plan), a participant terminates employment or is terminated, he or she will have the option to receive severance pay in a single discounted lump-sum payment. The current aggregate amount of the annual base salaries of such seven senior officers is approximately $1.86 million. The annual base salaries of Messrs. Gross, Nutter, Berry and Pollack as of January 1, 1997 were $520,000, $310,000, $245,000, and $220,000, respectively. Mr. O'Brien retired effective December 31, 1996.

RETIREMENT PROGRAM

  The following table illustrates the estimated annual benefits payable from the Rayonier Salaried Employees Retirement Plan, a tax qualified retirement plan, (the "Plan") and the Rayonier Excess Benefit Plan, a non-qualified retirement plan, (the "Excess Plan") at retirement at age 65 based on the assumptions set forth below. Calculation of benefits is uniform for all participants in the Plan and the Excess Plan, including the five named officers. The Plan covers substantially all eligible salaried employees of the Company, including senior executive officers and other Rayonier executives, and the cost of the Plan and the Excess Plan is borne entirely by the Company:

                              PENSION PLAN TABLE

                                   YEARS OF SERVICE
                     --------------------------------------------
      AVERAGE
      FINAL
      COMPENSATION      20       25       30       35       40
      ------------   -------- -------- -------- -------- --------
       $   50,000    $ 20,000 $ 25,000 $ 28,750 $ 32,000 $ 36,250
          100,000      40,000   50,000   57,500   65,000   72,500
          300,000     120,000  150,000  172,500  195,000  217,500
          500,000     200,000  250,000  287,500  325,000  362,500
          750,000     300,000  375,000  431,250  487,500  543,750
        1,000,000     400,000  500,000  575,000  650,000  725,000

  The Plan "mirror images" retirement benefits provided previously to eligible Rayonier salaried employees and executives under the provisions of the ITT Retirement Plan for Salaried Employees. Retirement benefits earned under the former ITT plan continue on a dynamic credit basis under arrangements with ITT for eligibility and benefit service prior to March 1, 1994.

  The annual pension amounts to two percent of a member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (1) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (2) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. For the executives named in the Table on page 17, final compensation for purposes of pension calculations consists of salary and bonus payments as set forth in such Table. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

  Applicable Federal legislation limits the amount of benefits that can be paid and the compensation which may be recognized under a tax-qualified retirement plan. In order to provide benefits at retirement that cannot be paid from the qualified Retirement Plan, Rayonier has adopted the Excess Plan to meet the retirement needs of this small segment of its salaried employee population affected by the limiting Federal legislation. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis.

  Credited years of service as of March 3, 1997 are as follows: Ronald M. Gross, 19.0 years; Wallace L. Nutter, 29.7 years; William S. Berry, 16.8 years; and Gerald J. Pollack, 14.8 years. Kevin S. O'Brien retired effective December 31, 1996 with 37 years service.

SUPPLEMENTAL BENEFITS

  Effective April 1, 1994, the Compensation and Management Development Committee of the Rayonier Board of Directors approved non-qualified, split-dollar life insurance coverage for Mr. Gross to age 65 and a deferred, post-age 65 supplemental retirement benefit to provide competitive retirement compensation on par with that of other chief executive officers in the forest products industry. The combination of retirement benefits earned during Mr. Gross' career with Rayonier and the supplemental retirement benefit is competitive, on a post-age 65 retirement basis, as compared to the industry practice of retirement income at 60% to 65% of the average last five years' cash compensation for chief executive officers. Post-age 65 retirement benefits for Mr. Gross under this arrangement are $132,000 of annual retirement income through age 80. The arrangement makes use of split-dollar life insurance, which has a 10-year premium cost of $1.7 million, which cost is offset by a benefit payment to the Company upon Mr. Gross' death.

  In addition to the coverage available generally to salaried employees under the various Rayonier benefit plans, Mr. Gross also has company-provided long-term disability coverage, which provides for a monthly benefit of $27,320 in the event of total disability, and death benefits equal to his annual salary during active employment and reduced coverage after retirement.

                            INDEPENDENT ACCOUNTANTS

  In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent auditors of the Corporation for 1997. No ratification by the shareholders of the appointment of such auditors is required by the North Carolina Business Corporation Act or by the Articles of Incorporation or Bylaws of Rayonier.

  Arthur Andersen LLP has served as independent auditors of Rayonier and its subsidiaries for many years, and its long-term knowledge of Rayonier has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing Rayonier are periodically rotated, thus giving Rayonier the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee.

  Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  Under Rayonier's Bylaws, for business proposed by a shareholder (other than director nominations) to be a proper subject for action at an Annual Shareholders' meeting, in addition to any requirement of law, the shareholder must timely request (by Certified Mail--Return Receipt Requested) that the proposal be included in the Corporation's proxy statement for the meeting, and such request must satisfy all of the provisions of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Rayonier received no such request from any shareholder with respect to the 1997 Annual Meeting during the time period specified by Rule 14a-8.

  In order to be included in Rayonier's proxy statement and form of proxy for the 1998 Annual Meeting of Shareholders and in order to be a proper subject for action at that meeting, proposals of shareholders intended to be presented to that meeting must be received at Rayonier's principal executive offices by November 28, 1997. Shareholder proposals should be directed to the Corporate Secretary, Rayonier, 1177 Summer Street, Stamford CT 06905-5529.

                                ANNUAL REPORTS

  Shareholders of record on March 24, 1997 should have received a copy of Rayonier's 1996 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below and a copy will be sent to you.

  IN ADDITION, A COPY OF RAYONIER'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS AVAILABLE TO EACH RECORD AND BENEFICIAL OWNER OF RAYONIER'S COMMON SHARES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAYONIER, 1177 SUMMER STREET, STAMFORD CT 06905-5529.

                          COST OF PROXY SOLICITATION

  The entire cost of soliciting proxies will be borne by Rayonier including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Common Shares and reimbursement of out-of-pocket costs incurred by Rayonier's transfer agent for any follow up mailings. Rayonier also has engaged Georgeson & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of $6,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Rayonier without additional compensation, as well as by employees of Georgeson & Co., Inc.

                                          By Order of the Board of Directors

                                                     JOHN B. CANNING
                                                   Corporate Secretary

Dated: March 28, 1997

-------------------------------------------------------------------------------



                                   RAYONIER
                         PROXY/VOTING INSTRUCTION CARD

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAYONIER INC.
                    FOR THE ANNUAL MEETING ON MAY 16, 1997

        By signing this card, I (we) hereby authorize RONALD M. GROSS, ROGER H. WATTS and JOHN B. CANNING, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Rayonier to be held at the Sheraton Stamford, One First Stamford Place, Stamford, Connecticut on Friday, May 16, 1997 at 9:00 A.M., or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. BY SIGNING THIS CARD, I (WE) INSTRUCT THE PROXIES TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE I (WE) DO NOT
SPECIFY A CHOICE.

        FOR PARTICIPANTS IN THE RAYONIER INVESTMENT AND SAVINGS PLAN FOR SALARIED EMPLOYEES, THE RAYONIER SAVINGS PLAN FOR NON-BARGAINING HOURLY EMPLOYEES AT CERTAIN LOCATIONS, THE RAYONIER PORT ANGELES DIVISION SAVINGS PLAN FOR HOURLY EMPLOYEES AND THE RAYONIER JESUP MILL SAVINGS PLAN FOR HOURLY
EMPLOYEES: As to those Common Shares of Rayonier, if any, that are held for me in any aforementioned Plan, by signing this card, I instruct the Trustee of such Plan to sign a proxy for me in substantially the form set forth on the reverse side. THE TRUSTEE SHALL MARK THE PROXY AS I SPECIFY. BY SIGNING THIS CARD, I INSTRUCT THE TRUSTEE TO MARK THE PROXY AS THE BOARD OF DIRECTORS RECOMMENDS WHERE I DO NOT SPECIFY A CHOICE.

(Continued and to be dated                RAYONIER INC.
and signed on the reverse side)           P.O. BOX 11027
                                          NEW YORK, N.Y. 10203-0027

                            DETACH PROXY CARD HERE

-------------------------------------------------------------------------------

                [     ]
1. Election of Directors   FOR all nominees [X]  WITHHOLD AUTHORITY to vote [X]
                           listed below          for all nominees listed below

   *EXCEPTIONS [X]

   The Board pf Directors recommends a vote "FOR" the nominees listed below:
   Nominees: Class II: Carl S. Sloane
             Class III: Rand V. Araskog, Donald W. Griffin, Wallace L. Nutter,
                        Nicholas L. Trivisonno

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   *Exceptions ________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
                            If you do not wish to receive an annual
                            report for this account please mark here.  [X]

                                                Change of Address and
                                                or Comments Mark Here  [X]

                              Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, conservators, custodians, guardians or corporate officers should give full name.

                              DATE:____________________________________________

                              SIGNATURE:_______________________________________

                              SIGNATURE:_______________________________________

                              VOTES MUST BE INDICATED
                              (x) IN BLACK OR BLUE INK.  [X]
   Please sign, date and return this proxy in the enclosed postage prepaid envelope.